UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2006

Pemco Aviation Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-13829	84-0985295
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1943 North 50th Street

Birmingham, Alabama 35212

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (205) 592-0011

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(e) Adoption of Pemco Aviation Group, Inc. Separation Benefit Plan.

Consistent with the former announcement by Pemco Aviation Group, Inc. (the “Company”) in a press release dated June 23, 2005, as filed with the Securities and Exchange Commission on a Current Report on Form 8-K on June 24, 2005, the Company continues to explore various strategic alternatives that may lead to the sale or restructuring of certain assets of the Company. The Board of Directors of the Company determined that a severance arrangement was needed to retain certain key employees whose positions may or may not be affected as a result of such a sale or restructuring.

Accordingly, on December 14, 2006, the Board of Directors of the Company adopted the Pemco Aviation Group, Inc. Separation Benefit Plan (the “Plan”), effective December 1, 2006. Under the terms of the Plan, if the employment of an eligible employee of the Company or subsidiary of the Company is involuntarily terminated after December 1, 2006 and prior to December 1, 2007, for certain reasons specified in the Plan, or if the monetary terms of an eligible employee’s employment are reduced without the employee’s written consent after December 1, 2006 and prior to December 1, 2007, then the employee will be eligible to receive certain separation benefits, as specified in the coverage letter to be provided by the Plan administrator to the employee (the “Coverage Letter”). The separation benefits payable to the employee after a qualifying involuntary termination of employment include, among other things, the continued payment of base salary on regular payroll dates for a period (the “Participation Period”) that is to be specified in the Coverage Letter to the employee under the Plan, as well as the individual’s continued participation in Company-sponsored employee benefit plans during the Participation Period.

Eligible employees under the Plan include employees of the Company or subsidiary of the Company who have received a Coverage Letter, so long as the employee, as of his or her termination date, (i) has not previously agreed in writing to waive eligibility for the Plan and (ii) has no employment agreement or arrangement that provides for the payment of employment separation benefits (other than agreements or arrangements that provide for the payment of separation benefits solely in connection with or due to (a) the sale of any stock or assets of the Company and/or its subsidiaries or the merger or consolidation of the Company and/or subsidiary of the Company, or (b) a change in the membership of the Board of Directors of the Company and/or subsidiary of the Company that is a “change of control” or “change of ownership” under such an employment agreement or arrangement). Eligible employees currently include certain of the Company’s named executive officers. The Company’s Chief Executive Officer, who currently has a separate agreement in place that provides for the payment of separation benefits, is not an eligible employee under the Plan. On December 20, 2006, the Company issued Coverage Letters to Randy Shealy, Senior Vice President and Chief Financial Officer, and Doris Sewell, Vice President—Legal and Corporate Affairs. These Coverage Letters provide that the Separation Period is six months following a qualifying involuntary termination.

The Company has not agreed to take any action with respect to any possible strategic transaction, and investors are cautioned that there can be no assurances that the consideration of various strategic alternatives by the Board of Directors will lead to any action by the Company.

The foregoing description of the terms of the Plan and form of Coverage Letter does not purport to be complete and is qualified in its entirety by reference to the Plan and form of Coverage Letter, copies of which are attached as exhibits to this Current Report on Form 8-K and which are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Pemco Aviation Group, Inc. Separation Benefit Plan

10.2	Form of Coverage Letter to an Eligible Employee under the Pemco Aviation Group, Inc. Separation Benefit Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 20, 2006	PEMCO AVIATION GROUP, INC.

	By:	/s/ Doris K. Sewell
	Name:	Doris K. Sewell
	Title:	Vice President—Legal and Corporate Affairs